Exhibit 99.1

DESIGN WITHIN REACH, INC. PREANNOUNCES THIRD QUARTER 2004 RESULTS

Third Quarter Net Sales Increase 46%

EPS of $0.06 per Diluted Share

SAN FRANCISCO, CA (October 22, 2004) – Design Within Reach, Inc. (NASDAQ: DWRI) today announced that it will report net sales for the third quarter ended September 25, 2004 of $30.1 million. This is an increase of 46.0% from $20.6 million recorded in the third quarter of 2003. Net earnings for the third quarter of 2004 were $906,000, including a non-cash, stock based compensation charge of $149,000. This represents $0.06 per diluted share.

“We are pleased with our third quarter performance,” said Wayne Badovinus, President and Chief Executive Officer. “Design Within Reach’s integrated, multi-channel operating platform enabled us to generate strong sales in our studios, through the phone and on the Design Within Reach website. We continue to execute our strategy to maximize market penetration and ended the quarter with 29 studios open versus 14 studios a year ago.”

More information will be available on October 28, 2004 when the company releases a full earnings report after the market closes and conducts its quarterly earnings conference call at 2:00 p.m. Pacific (5:00 p.m. Eastern). The call will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

Contact:	David Barnard
Design Within Reach, Inc.
dbarnard@dwr.com
(415) 676-6500

Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 395-2215